Exhibit 5.1
Fulbright & Jaworski l.l.p.
A Registered Limited Liability Partnership
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
www.fulbright.com
December 1, 2009
Holly Corporation
100 Crescent Court, Suite 1600
Dallas, Texas 75201

Re:	Holly Corporation — Registration Statement on Form S-3
Ladies and Gentlemen:
     We are acting as counsel for Holly Corporation, a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of 2,789,155 shares of its common stock, par value $.01 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”, and such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”). The shares of Common Stock to be registered pursuant to the Registration Statement may be sold from time to time by the selling stockholder identified in the Registration Statement (the “Shares”). The Shares are issuable pursuant to an asset sale and purchase agreement dated October 19, 2009, by and between Holly Refinery & Marketing-Tulsa LLC, a wholly-owned subsidiary of Holly Corporation, and Sinclair Tulsa Refining Company (the “Purchase Agreement”).
     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (i) the Company’s Restated Certificate of Incorporation, as amended; (ii) the Company’s Amended and Restated By-Laws; (iii) the applicable minutes of meetings or consents in lieu of meetings of the Board of Directors of the Company; and (iv) the Purchase Agreement.
     For the purposes of expressing the opinion hereinafter set forth, we have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; and (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter.
     Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the Shares will be, when issued to the selling stockholders pursuant to the terms of the Purchase Agreement, duly authorized and validly issued, fully paid and nonassessable.
     Our opinion herein is limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United
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Holly Corporation
December 1, 2009

States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.
     We are aware that we are referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Fulbright & Jaworski L.L.P.
FULBRIGHT & JAWORSKI L.L.P.